EXHIBIT 10.18

DIGITAL ALLY, INC.

2008 COMMON STOCK REPURCHASE PROGRAM
ADOPTED JUNE 19, 2008 TO BE EFFECTIVE AS OF JUNE 27, 2008

Digital Ally, Inc. (the "Corporation") establishes this 2008 Common Stock Repurchase Program (the “Program”) effective as of June 27, 2008.  The Corporation may repurchase up to a maximum of $10,000,000 in the current market value of shares of its Common Stock in the Nasdaq Capital Market or in privately negotiated transactions, at prices consistent with the then-current quotations in such market under the Program.

All purchases in the Nasdaq Capital Market, unless made by an agent independent of the Corporation, are to be made in a manner such as to comply with the provisions of Rule 10b-18 (the “Rule”), as in effect from time to time, under the Securities Exchange Act of 1934, and any successor thereto.  The repurchases authorized by the Program shall be in addition to those authorized or made under any other separately authorized stock repurchase program.

Such purchases shall be made at such times, at such prices and in such amounts as may be approved by, or within the parameters approved by, the Corporation's President and Chief Executive Officer or the Chief Financial Officer, acting with the benefit of advice of legal counsel as to compliance with all applicable securities and financial institutions laws and regulations.  In making these determinations, these executive officers shall consider the current and reasonably anticipated needs for shares and other corporate purposes.

The Program will continue until the earlier of (i) the date the maximum amount of dollars authorized have been expended; or (ii) the first to occur of the second anniversary of the Program's date of adoption, the date the Program is modified or the date the Program is terminated by the Board of Directors of the Corporation.

ATTACHMENT TO

DIGITAL ALLY, INC.

2008 COMMON STOCK REPURCHASE PROGRAM

In order to comply with Rule 10b-18 under the Securities Exchange Act of 1934, as in effect on June 19, 2008, the Corporation, any affiliated purchaser of the Corporation (as defined in the Rule) and those acting for the Corporation (other than an “agent independent of the issuer” as provided under the Rule) would be required, subject to the more detailed requirements, definitions and exceptions set forth in the Rule:

1.	To make all purchases on any single day from or through only one broker or with only one dealer, and make all bids on any single day to or through only one broker or to only one dealer.

2.	To avoid purchases during any day which would constitute the opening transaction reported in the consolidated system on that date.

3.	To avoid any purchases during the last half-hour of the trading day.

4.	To bid or pay no more for the stock than the highest current independent published bid or the last independent reported sale price, whichever is higher.

5.
To limit the maximum number of shares that it purchases in any single day to the number of round (100 share) lots closest to 25% of the of the average daily trading volume of the Common Stock as defined in the Rule ("ADTV"), subject to any “block” purchases described below or in the case of a trading session following the imposition of a market-wide trading suspension as provided in the Rule.

6.	To make "block" purchases as described in the Rule, but not more than one block purchase is made in a week and provided that no other purchases pursuant to the Rule are made on such date.

In the event of any inconsistency between the above summary and the Rule, the provisions of the Rule shall govern.  If the Rule is amended to ease any of the foregoing restrictions, the Digital Ally, Inc. 2008 Common Stock Repurchase Program shall also be deemed modified accordingly.